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                                                                     EXHIBIT 4.1


                         ABC RAIL PRODUCTS CORPORATION

                                  THE COMPANY

                                      AND

                       FIRST TRUST NATIONAL ASSOCIATION

                                  THE TRUSTEE

                                     ----

                          FIRST SUPPLEMENTAL INDENTURE



                          DATED AS OF JANUARY __, 1997



                           SUPPLEMENTING THAT CERTAIN


                                   INDENTURE


                         DATED AS OF JANUARY ___, 1997
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                          FIRST SUPPLEMENTAL INDENTURE


     This FIRST SUPPLEMENTAL INDENTURE, dated as of January __, 1997 (the "AMENDMENT"), is made and entered into by and between ABC RAIL PRODUCTS CORPORATION, a Delaware corporation (the "COMPANY") and FIRST TRUST NATIONAL ASSOCIATION, Chicago, Illinois, a national banking association, as trustee (the "TRUSTEE") under the Indenture, dated as of January __, 1997 (the "INDENTURE") between the Company and the Trustee. Capitalized terms used herein that are not defined herein shall have the meanings assigned to such terms in the Indenture.

                                    RECITALS

     WHEREAS, pursuant to Section 901 of the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for any of the following purposes:

          (1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Securities; or

          (2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Securities (and if such covenants are to be for the benefit of less than all series of Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power in the Indenture conferred upon the Company; or

          (3) to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Securities of any series in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Securities of any series in uncertificated form; or

          (4) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities; provided, however, that any such addition, change or elimination shall either (i) not adversely affect the rights of the Holders of Outstanding Securities of any series in any material respect, or (ii) not apply to any Outstanding Securities of any series created prior to the execution of such supplemental indenture where such addition, change or elimination has an adverse effect on the rights of the Holders of such Outstanding Securities in any material respect; or
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          (5) to secure the Securities of any series; or

          (6) to establish the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Indenture;

          (7) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 611(b); or

          (8) to cure any ambiguity or defect in and to correct or supplement any provision in the Indenture or any Security of any series that may be inconsistent with any other provision in the Indenture or in the Security of such series, or to make any other provisions with respect to matters or questions arising under the Indenture; provided, however, that any such action pursuant to this clause (8) shall not adversely affect the rights of the Holders of Outstanding Securities of any series in any material respect; or

          (9) to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect qualification of this Indenture under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act; or

          (10) to amend or supplement the restrictions on and procedures for resale, attempted resale and other transfers of any series of Securities (whether or not Outstanding) to reflect any change in applicable law or regulation (or interpretation thereof) or in practices relating to the resale or transfer of Restricted Securities generally;

     WHEREAS, the Company and the Trustee desire to (i) amend Article Ten of the Indenture by adding Sections 1006, 1007, 1008, 1009 and 1010 thereto to add to the covenants of the Company for the benefit of the Holders of all or any series of Securities and (ii) add Article Sixteen to the Indenture in order to add certain subordination provisions applicable to all or any series of Securities;

     WHEREAS, the amendments to Article Ten of the Indenture and the addition of Article Sixteen to the Indenture that are contemplated by this Amendment are not otherwise prohibited by Section 902 of the Indenture;

     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and

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sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                             ARTICLE I  AMENDMENTS
                             ---------------------

     SECTION 1.1 DEFINITIONS. The Company and the Trustee hereby agree to add the following definitions to Section 101 of the Indenture:

          "Agent Bank" means ANB, as agent under the Amended Credit Agreement and any successor to ANB in such capacity under the Amended Credit Agreement.

          "Amended Credit Agreement" means, collectively, the Second Amended and
Restated Loan and Security Agreement, dated as of January   , 1997, among the
Company, ABC Deco Inc., the Lenders and the Agent Bank, together with all other "Financing Agreements" (as defined therein), in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, and including any agreement extending the maturity of, changing the principal amount of, changing the terms (including the pricing) of, refinancing or otherwise refunding or restructuring (including, but not limited to, the inclusion of additional or different borrowers thereunder that are Subsidiaries of the Company and additional or different lenders thereunder) all or any portion of the Obligations under such Second Amended and Restated Loan and Security Agreement or any successor agreement.

          "ANB" means American National Bank and Trust Company of Chicago.

          "Commitments" shall mean any and all commitments, agreements or other obligations of the Lenders to make loans, advance funds, issue letters of credit or otherwise extend or maintain any credit for or on behalf of the Company or any subsidiary of the Company under or in connection with the Amended Credit Agreement (including, without limitation, any such obligation under Subsections
2.3 or 2.20 of the Amended Credit Agreement).

          "Derivative Transaction" means (i) any rate, basis, commodity, currency, debt or equity swap, (ii) any cap, collar or floor agreement, (iii) any rate, basis, commodity, currency, debt or equity exchange or forward agreement, (iv) any rate, basis, commodity, currency, debt or equity option, (v) any other similar agreement, (vi) any option to enter into any of the foregoing,
(vii) any master agreement or other agreement providing for any of the foregoing and (viii) any combination of any of the foregoing.

          "Designated Senior Indebtedness" means all Indebtedness and Obligations heretofore, now or hereinafter arising under or in connection with the Amended Credit Agreement, including,

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without limitation, all "Liabilities" (as such term is defined in the Amended
Credit Agreement).

          "Incur" means, with respect to any Indebtedness, Lien or other obligation of any Person, to create, issue, assume, guarantee, incur or otherwise become liable in respect of such Indebtedness (including in the case of Indebtedness, the extension of the maturity of or becoming responsible for the payment of, any Indebtedness), Lien or other obligation (the "Incurrence," "Incurred" and "Incurring" have meanings correlative to the foregoing), provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness does not constitute an Incurrence of such Indebtedness.

          "Indebtedness" means, with respect to any Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property (including pursuant to capitalized lease obligations), every conditional sale obligation and every obligation under any title retention agreement, in each case if on terms permitting any portion of the purchase price to be paid beyond one year from the date of purchase, (v) every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or an Affiliate of such Person of all or substantially all of the stock or all or substantially all of the assets of another Person or a merger or consolidation to which such Person or an Affiliate of such Person was a party, (vi) every obligation of such Person with respect to any Derivative Transaction, (vii) every obligation of the type referred to in clauses (i) through (vi) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise and (viii) every obligation of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

          "Lenders" means the financial institutions identified on Schedule I to the Amended Credit Agreement and their successors and assigns (including, without limitation, the "Issuing Bank" (as such term is defined in the Amended Credit Agreement) and any comparable term which may be used to designate a Lender issuing one or more letters of credit).

          "Lien" means any lien, claim, charge, pledge, security interest, deed of trust, mortgage or other encumbrance or other

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arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and includes the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

          "Material Adverse Effect" means a material adverse effect on (i) the Company's business, operations, condition (financial or otherwise) or properties or (ii) the Company's ability to pay any liabilities or otherwise perform its other obligations under the Amended Credit Agreement or the Indenture.

          "Non-Payment Default" means (a) any "Default" or "Event of Default" (as such terms are defined in the Amended Credit Agreement), other than a Payment Default; or (b) any other event of default with respect to any Senior Indebtedness, other than a Payment Default.

          "Obligations" means all obligations for the reimbursement of amounts drawn under any letter of credit or for the payment of principal, premium or interest (including, without limitation, interest whether or not allowed after the filing of a petition initiating any proceeding referred to in Section 501(5) or (6) at the rate specified in the instrument governing the relevant Indebtedness), penalties, fees, expenses, indemnities or other amounts, now or hereafter existing, with respect to any Indebtedness.

          "Pari Passu," as applied to the ranking of any Indebtedness of a Person in relation to other Indebtedness of such Person, means that each such Indebtedness either (i) is not expressly subordinated in right of payment to any Indebtedness or (ii) is expressly subordinated in right of payment to the same Indebtedness as is the other Indebtedness, and is so subordinated in right of payment to the other Indebtedness or to any Indebtedness as to which the other Indebtedness is not so expressly subordinated.

          "Payment Blockage Period" has the meaning specified in Section 1603.

          "Payment Default" means any default in the payment of any Senior Indebtedness when due.

          "Senior Indebtedness" means (i) all Designated Senior Indebtedness up to a maximum principal amount of $90,000,000 plus the amount of all interest and other Obligations at any time due thereon or with respect thereto (the sum of such maximum principal amount, interest and other Obligations being the "Base Amount"), and (ii) any other Indebtedness (and related Obligations) permitted to be incurred by the Company under the terms of the Indenture (including, without limitation, Indebtedness (and related Obligations) arising under or with respect to the Amended Credit Agreement in excess of the Base Amount), unless the instrument under which such Indebtedness is

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incurred expressly provides that it is on a parity with or subordinated in right of payment to the Securities. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness described in clause (ii) above will not include
(1) any liability for federal, state, local or other taxes owed or owing by the Company; (2) any Obligation of the Company to any of its Subsidiaries; (3) any accounts payable or trade liabilities arising in the ordinary course of business (including instruments evidencing such liabilities); (4) any Indebtedness that is incurred in violation of the Indenture; provided, however, that for purposes of this clause (4), Indebtedness (and related Obligations) arising under or with respect to the Amended Credit Agreement in an amount in excess of the Base
Amount (such amount being the "Excess Amount") shall be deemed not to have been incurred in violation of the Indenture (and shall be Senior Indebtedness) so long as the amount of the Excess Amount constituting principal (or a reimbursement obligation with respect to a letter of credit) could be incurred under the terms of the Indenture (as in effect on the date hereof) on the date that the Company was first permitted to borrow such principal amount (or have such a letter of credit issued), without giving effect to any conditions precedent that may exist in the Amended Credit Agreement with respect thereto;
(5) Indebtedness which, when incurred and without respect to any election under
Section 1111(b) of Title 11, United States Code, is without recourse to the Company; (6) any Indebtedness, guarantee or Obligation of the Company which is subordinate or junior to any other Indebtedness, guarantee or Obligation of the Company; (7) Indebtedness evidenced by any series of the Securities and (8) capital stock of the Company.

     "Subordinated Indebtedness" means all Indebtedness now or hereafter existing under the Securities and the Indenture (whether created directly or acquired by assignment or otherwise), and all interest and premiums, if any, thereon and all other amounts payable in respect thereof (including, without limitation, sinking fund payments (if any), defeasance payments (if any), and any and all amounts payable to acquire any Securities or on account of any redemption, repurchase, retirement or other purchase of Securities.

     SECTION 1.2  PAYMENT OF TAXES AND OTHER CLAIMS.    The Company and the
Trustee hereby agree to add Section 1006 to the Indenture. Section 1006 reads as follows:

"SECTION 1006. PAYMENT OF TAXES AND OTHER CLAIMS.

     The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the property of the Company or any

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Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge, claim or Lien if either (a) the amount, applicability or validity is being contested in good faith by appropriate proceedings and an adequate reserve has been established therefore to the extent required by GAAP or (b) the failure to pay or discharge any such tax, assessment, charge, claim or Lien could not reasonably be expected to have a Material Adverse Effect."

     SECTION 1.3  CORPORATE EXISTENCE.   The Company and the Trustee hereby
agree to add Section 1007 to the Indenture.  Section 1007 reads as follows:

"SECTION 1007. CORPORATE EXISTENCE.

     Subject to Article Eight of the Indenture, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence, rights (charter and statutory) and franchises of the Company and its Subsidiaries, and will comply with all laws, orders, regulations and ordinances of any federal, foreign, state or local governmental authority, except for such laws, orders, regulations and ordinances the violation of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that the Company shall not be required to preserve any right or franchise of the Company or its Subsidiaries if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or its Subsidiaries and that the loss thereof would not have a Material Adverse Effect."

     SECTION 1.4 MAINTENANCE OF PROPERTIES. The Company and the Trustee hereby agree to add Section 1008 to the Indenture:

"SECTION 1008. MAINTENANCE OF PROPERTIES.

     The Company will:

     (a) cause its properties and the properties of its Subsidiaries used or useful in the conduct of the business of the Company and its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary facilities and equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this subsection (a) shall prevent the Company or a Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business and not could not reasonably be expected to have a Material Adverse Effect, and

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     (b) take all appropriate steps to preserve, protect and maintain the trademarks, trade names, copyrights, licenses and permits used in the conduct of the business of the Company and its Subsidiaries; provided, however, that nothing in this Subsection shall prevent the Company or a Subsidiary from selling, abandoning or otherwise disposing of any such trademark, trade name, copyright, license or permit if such sale, abandonment or disposition is, in the judgment of the Company, desirable in the conduct of its business and could not reasonably be expected to have a Material Adverse Effect."

     SECTION 1.5   INSURANCE.  The Company and the Trustee hereby agree to add
Section 1009 to the Indenture.  Section 1009 reads as follows:

"SECTION 1009. INSURANCE.

     Subject to the right to sell, abandon or otherwise dispose of any building or property whenever in the opinion of the Company the retention thereof is inadvisable or not necessary to the business of the Company and its Subsidiaries, the Company will at all times cause all buildings, equipment and other insurable properties owned or operated by it or any Subsidiary that are material to the business of the Company to be properly insured and kept insured with responsible insurance carriers, or adequately insured by means of proper inter-insurance contracts, against loss or damage by fire and other hazards, to the extent that such properties are usually insured by corporations owning or operating properties of a similar character; provided, however, that nothing in this Section shall prevent the Company or any Subsidiary from maintaining any self-insurance program covering minor risks if adequate reserves are maintained in connection with such program."

     SECTION 1.6 BOOKS AND RECORDS. The Company and the Trustee hereby agree to add Section 1010 to the Indenture. Section 1010 reads as follows:

"SECTION 1010. BOOKS AND RECORDS.

     The Company shall, and shall cause each Subsidiary to, at all times keep proper books of record and account in which proper entries shall be made in accordance with GAAP."

     SECTION 1.7 SUBORDINATION. The Company and the Trustee hereby agree to add Article Sixteen to the Indenture. Article Sixteen reads as follows:

                                "ARTICLE SIXTEEN

                        Subordination of the Securities

SECTION 1601. Securities Subordinate to Senior Indebtedness.

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          The Company covenants and agrees, and each Holder of a Security, by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article Sixteen the Subordinated Indebtedness is hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness.

SECTION 1602. Payment Over of Proceeds Upon Dissolution, etc.

          In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (c) any assignment for the benefit of creditors or any marshaling of assets and liabilities of the Company, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Indebtedness, and all Commitments shall be fully and finally terminated, before the Holders of the Securities are entitled to receive any payment on account of principal (including, without limitation, sinking fund payments, if any) of (or premium, if any) or interest on the Securities and before any other payment of Subordinated Indebtedness may be made or otherwise provided for, and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment of all Senior Indebtedness remaining unpaid (to the extent necessary to pay all Senior Indebtedness in full in cash, after giving effect to any concurrent indefeasible payment or distribution in cash to or for the holders of Senior Indebtedness), any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Securities, that may be payable or deliverable in respect of the Securities in any such case, proceeding, dissolution, liquidation, winding up or other event.

          In the event that, notwithstanding the foregoing provisions of this Section, the Trustee or the Holder of any Security shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution that may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Securities, before all Senior Indebtedness is paid in full in cash, then and in such event such payment or distribution shall be held in trust by the Trustee or any such Holder for the holders of Senior Indebtedness, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the Trustee, shall be held

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by the Trustee in a separate account, and shall be paid over or delivered forthwith to the holders of Senior Indebtedness pro rata (or, if otherwise required by applicable law, to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness) until all Commitments have been fully and finally terminated and all Senior Indebtedness has been paid in full in cash, after giving effect to any concurrent indefeasible payment or distribution in cash to or for the holders of Senior Indebtedness.

SECTION 1603. No Payment When Senior Indebtedness in Default.

     The Company may not pay any Subordinated Indebtedness if (i) any Payment Default occurs with respect to any Senior Indebtedness (and such default is not cured or waived in accordance with the express terms (if any) of the instruments and agreements (as the case may be) evidencing such Senior Indebtedness) or would occur upon making such payment on Subordinated Indebtedness, (ii) any Non-Payment Default occurs with respect to any Senior Indebtedness and the maturity of such Senior Indebtedness is accelerated in accordance with its terms (and such acceleration is not rescinded in accordance with the express terms (if any) of the instruments and agreements (as the case may be) evidencing such Senior Indebtedness), or (iii) any judicial proceedings shall be pending with respect to any Payment Default or Non-Payment Default. In addition (and without limiting the preceding sentence), following the occurrence of any Non-Payment Default with respect to any Designated Senior Indebtedness (or if a Non-Payment Default with respect to any Designated Senior Indebtedness would occur upon making such payment on Subordinated Indebtedness), upon the receipt by the Trustee of written notice from the holder of such Designated Senior Indebtedness or any agent for any such holder (including, with respect to the Amended Credit Agreement, the Agent Bank), neither the Trustee nor the Company may pay any Subordinated Indebtedness during the period (the "Payment Blockage Period") commencing on the date of such receipt by the Trustee of such written notice and ending on the earliest of (i) the date on which such Non-Payment Default shall have been cured or waived in accordance with the express terms (if any) of the instruments and agreements (as the case may be) evidencing such Designated Senior Indebtedness, (ii) the date on which all Designated Senior Indebtedness shall have been discharged and paid in full in cash and all Commitments have been fully and finally terminated, and (iii) the 180th day after the date of the receipt by the Trustee of such written notice; any number of such notices may be given. Notwithstanding any other provision of this Indenture, only one Payment Blockage Period may be commenced within any consecutive 365-day period and no Non-Payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second

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Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

          In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any Security prohibited by the foregoing provisions of this Section, then and in such event such payment shall be held in trust by any such Holder for the holders of Senior Indebtedness, and if such facts shall, at or prior to the time of such payment, have been made known to the Trustee, shall be held by the Trustee in a separate account, and shall be paid over and delivered forthwith to the holders of Senior Indebtedness.

          The provisions of this Section shall not apply to any payment with respect to which Section 1602 would be applicable.

SECTION 1604. Subrogation to Rights of Holders of Senior Indebtedness.

          Subject to the prior payment in full in cash of all Senior Indebtedness the Holders of the Securities shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Article Sixteen (equally and ratably with the holders of all Indebtedness of the Company that is Pari Passu to the Securities) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of and interest on the Securities shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders of the Securities or the Trustee would be entitled except for the provisions of this Article Sixteen, and no payments over pursuant to the provisions of this Article Sixteen to the holders of Senior Indebtedness by Holders of the Securities or the Trustee, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Securities, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

SECTION 1605. Provisions Solely to Define Relative Rights.

          The provisions of this Article Sixteen are and are intended solely for the purpose of defining the relative rights of the Holders of the Securities on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article Sixteen or elsewhere in this Indenture or in the Securities is intended to or shall, as between the Company and the Holders of
Securities: (a) impair the obligation of the Company, which is absolute and unconditional (and which, subject to the right under this Article Sixteen of the holders of Senior

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Indebtedness, is intended to rank equally with all other general obligations of the Company), to pay to the Holders of the Securities the principal of (and premium, if any) and interest on the Securities as and when the same shall become due and payable in accordance with their terms; (b) affect the relative rights against the Company of the Holders of the Securities or (c) prevent the Trustee or the Holder of any Security from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article Sixteen of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Trustee or such Holder.

SECTION 1606. Trustee to Effectuate Subordination.

     (a) Each Holder of a Security by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate, as between the Holders and the holders of Senior Indebtedness, the subordination provided in this Article Sixteen and appoints the Trustee his attorney-in-fact for any and all such purposes.

     (b) The Agent Bank is hereby irrevocably authorized to demand specific performance of the provisions of this Article Sixteen, whether or not the Company shall have complied with any of the provisions hereof applicable to it, any time when the Holders of Securities or the Trustee shall have failed, or threatened to fail, to comply with any of the provisions of this Article Sixteen applicable to them. The Holders of Securities and the Trustee hereby irrevocably waive any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance. The Holders of Securities and the Trustee hereby acknowledge that the provisions of this Article Sixteen are intended to be enforceable at all times, whether before or after the commencement of a proceeding referred to in Section 1602.

SECTION 1607. No Waiver of Subordination Provisions.

          No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

          Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Securities, without incurring responsibility to the Trustee or the Holders of the Securities and without impairing or releasing the subordination provided in this Article Sixteen or the obligations hereunder of the Trustee or the Holders of the Securities to the holders of Senior Indebtedness, do any one or more of the following:

          (i) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Senior Indebtedness, or any portion thereof, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including, without limitation, the Amended Credit Agreement) relating to any Senior Indebtedness, including, without limitation, any increase or decrease of the principal amount thereof, the rate of interest thereon or the fees payable in connection therewith;

          (ii) waive or otherwise consent to noncompliance with any provision of any agreement, document or instrument (including, without limitation, the Amended Credit Agreement) relating to any Senior Indebtedness;

          (iii) accept partial payments on any Senior Indebtedness;

          (iv) receive, take and hold security or collateral for the payment or performance of any Senior Indebtedness and exchange, enforce, waive, substitute, liquidate, terminate, abandon, impair, fail to perfect, subordinate, transfer, alter, release or otherwise deal with any such security or collateral;

          (v) apply any and all such security or collateral and direct the order or manner of sale thereof;

          (vi) settle, release, compromise, collect or otherwise liquidate any Senior Indebtedness;

          (vii) add, release or substitute any one or more guarantors, makers or endorsers of all or any part of any Senior Indebtedness and otherwise deal with the Company, or any guarantor, maker or endorser;

          (viii) apply any and all payments or recoveries from the Company or from any guarantor, maker or endorser of all or any part of the Senior Indebtedness in such order as any holder of Senior Indebtedness (or any agent therefor) may determine, whether such Senior Indebtedness is secured or unsecured or guaranteed or not guaranteed by others; and

          (ix) exercise or refrain from exercising any rights against the Company and any other Person.

SECTION 1608. Notice to Trustee.

          The Company shall give prompt written notice to the Trustee of any fact known to the Company that would prohibit the making of any payment to or by the Trustee in respect of the Securities. Notwithstanding the provisions of this Article Sixteen or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment to or by the Trustee in respect of the Securities, unless and until the Trustee shall have received written notice thereof at least three Business Days prior to any such payment date from the Company, any Holder, the Agent Bank, a holder of any class of Senior Indebtedness or any one or more agents acting on behalf of any one or more holders of any class of Senior Indebtedness who (other than the Agent Bank) shall have been certified by the Company or otherwise established to the reasonable satisfaction of the Trustee to be such holder, or from any trustee therefor; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Section 601 of the Indenture, shall be entitled in all respects to assume that no such facts exist.

          Subject to the provisions of Section 601 of the Indenture, the Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a trustee or agent therefor) to establish that such notice has been given by a holder of Senior Indebtedness (or a trustee or agent therefor). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article Sixteen, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee, as to the amount of Senior Indebtedness held by such Person, the extent to which such person is entitled to participate in such payment or distribution and any other acts pertinent to the rights of such Person under this Article Sixteen, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

SECTION 1609. Reliance on Judicial Order or Certificate of Liquidating Agent.

          Upon any payment or distribution of assets of the Company referred to in this Article Sixteen, the Trustee, subject to the provisions of Section 601 of the Indenture, and the Holders of the Securities shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of Securities, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Sixteen.

SECTION 1610. Trustee Not Fiduciary for Holders of Senior Indebtedness.

          The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders, absent negligence or wilful misconduct, if it shall pay over or distribute to Holders of Securities or to the Company or to any other Person cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this Article Sixteen or otherwise.

SECTION 1611. Rights of Trustee as Holder of Senior Indebtedness; Indebtedness; Preservation of Trustee's Rights.

          The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article Sixteen with respect to any Senior Indebtedness that may at any time be held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

SECTION 1612. Article Applicable to Paying Agents.

          In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term "Trustee" as used in this Article Sixteen shall in such case (unless the context otherwise requires) be constructed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article Sixteen in addition to or in place of the Trustee; provided, however, that this Section 1612 shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.

SECTION 1613. Authorization to File Claims: Reinstatement of Subordination.

          (a) The Agent Bank is hereby irrevocably authorized and empowered (in its own name or in the name of the Holders or the Trustee or otherwise), but shall have no obligation, to file claims and proofs of claim in respect of the Securities in proceedings referred to in Section 1602 in the event such claims or proofs of claim have not been filed prior to 30 days before such filings would be barred.

          (b) The provisions of this Article Sixteen shall continue to be effective or be immediately reinstated, as the case may be, if at any time any payment of any Senior Designated Indebtedness is rescinded or must otherwise be returned by the Agent Bank, any Lender or any other holder of any Senior Designated Indebtedness in connection with the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

SECTION 1614. No Suspension of Remedies.

          (a) The failure to make a payment on account of principal of or interest on the Securities by reason of any provision of this Article Sixteen shall not be construed as preventing the occurrence of an Event of Default under
Section 501. Nothing contained in this Article Sixteen shall limit the right of the Trustee or the Holders of the Securities to take any action to accelerate the maturity of the Securities pursuant to Article Five or to pursue any rights or remedies hereunder or under applicable law, subject to the rights, if any, under this Article Sixteen of the holders, from time to time, of Senior Indebtedness.

          (b) Notwithstanding any provisions to the contrary in the Indenture, so long as any Payment Blockage Period exists, neither the Trustee nor any Holder of any Security may for 120 days after the first date of such Payment Blockage Period (i) ask, demand or sue for any payment, distribution or any other remedy in respect of the Subordinated Indebtedness or (ii) commence or join with any other creditor (other than the Lenders and the Agent Bank) in commencing any proceeding referred to in Section 1602.

SECTION 1615. Miscellaneous.

          (a) The Holders of the Securities and the Trustee and the Company each will, at the Company's sole expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent Bank may request, in order to protect any right or interest granted or purported to be granted by the provisions of this Article Sixteen or to enable the Agent Bank to exercise and enforce its rights and remedies hereunder.

          (b) All rights and interests under this Article Sixteen of the Lenders, the Agent Bank and any other holder of Senior Indebtedness, and all agreements and obligations of the Holders of the Securities and the Trustee and the Company under this Article Sixteen shall remain in full force and effect irrespective of:

          (i) the invalidity or unenforceability of any security or collateral for or guaranty of all or any part of the Senior Indebtedness or of any promissory note or other agreement, document or instrument (including, without limitation, the Amended Credit Agreement) evidencing or in respect of all or any Senior Indebtedness, or the lack of perfection or continuing perfection or failure of priority of any security or collateral for all or any part of the Senior Indebtedness or any guaranty therefor;

          (ii) the absence of any attempt to collect the Senior Indebtedness, or any portion thereof, or other action to enforce the same;

          (iii) any failure to acquire, perfect or maintain any security interest in, or to preserve any rights to, any security or collateral for all or any part of the Senior Indebtedness or any guaranty therefor;

          (iv) any election in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C (S) 101 et seq.) (the "Bankruptcy Code");

          (v) any borrowing or grant of a security interest or other Lien by the Company as debtor-in-possession, or extension of credit, under the Bankruptcy Code;

          (vi) the disallowance, under the Bankruptcy Code, of all or any portion of any claim(s) for repayment of the Senior Indebtedness;

          (vii)  any use of cash collateral under the Bankruptcy Code;

          (viii) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

          (ix) the avoidance of any lien in favor of any holder of Senior Indebtedness (or any agent therefor) for any reason;

          (x) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or endorser, including without limitation, any discharge of, or bar or stay against collecting or accelerating, all or any of the Senior Indebtedness in or as a result of any such proceeding;

          (xi) any failure to file or enforce a claim against the Company or its estate in any bankruptcy or insolvency case or proceeding;

          (xii) any election under Section 9-501(4) of the Uniform Commercial Code as enacted in any relevant jurisdiction as to any security for any Senior Indebtedness or any part of the Senior Indebtedness; or

          (xiii) any other circumstance which might otherwise constitute a legal or equitable defense to, or discharge of, the Company or a subordinated creditor.

          (c) The Holders of the Securities, the Trustee and the Company each hereby waive promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Indebtedness and this Article Sixteen and any requirement that the Agent Bank, any Lender or any other holder of Senior Indebtedness protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Company or any other person or entity or any collateral.

          (d) No failure on the part of the Agent Bank, any Lender, or any other holder of Senior Indebtedness to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, and no single or partial exercise of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          (e) The provisions of this Article Sixteen constitute a continuing agreement and shall (i) remain in full force and effect until the Senior Indebtedness shall have been paid in full in cash, (ii) be binding upon the Holders of the Securities and the Trustee, the Company and their successors and assigns, and (iii) inure to the benefit of and be enforceable by the Agent Bank, Lenders and each other holder of Senior Indebtedness and their successors, participants, transferees and assigns. Without limiting the generality of the foregoing clause any Lender may assign or otherwise transfer any promissory note issued under the Amended Credit Agreement held by it, or grant any participation in any of its rights or obligations under the Amended Credit Agreement, to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to such Lender herein or otherwise. The provisions of this Article Sixteen are intended to be for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness or any one or more agents acting on their respective behalf (including, without limitation, the Agent Bank).

                           ARTICLE II  MISCELLANEOUS
                           -------------------------

     SECTION 2.1 SEVERABILITY. If any provision of this Amendment is held to be in conflict with any applicable statute or rule of law, or is otherwise held to be unenforceable for any reason whatsoever, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other part or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.

     The invalidity of any one or more phrases, sentences, clauses or Sections of this Amendment shall not affect the remaining portions of this Amendment, or any part hereof.

     SECTION 2.2 GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois.

     SECTION 2.3 EXECUTION IN COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

            [the remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto had caused this Amendment to be executed and attested in their names by their respective duly authorized officers, all as of the day and year first above written.

                              ABC RAIL PRODUCTS CORPORATION


                              By:
                                  --------------------------------
                              Title:

(SEAL)

Attest:


----------------------
Title:

                              FIRST TRUST NATIONAL ASSOCIATION,
                              as Trustee


                              By:
                                  --------------------------------
                              Title:
(SEAL)

Attest:


----------------------
Title: